Exhibit 10.1

Navitas Semiconductor Corporation 3520 Challenger Street Torrance, California 90503-1640

April 23, 2025

Dr. Ranbir Singh and SiCPower, LLC:
Navitas Semiconductor Corporation (the “Company”), Dr. Ranbir Singh and SiCPower, LLC, a Delaware limited liability company (together with Dr. Singh, the “Singh Parties”) have mutually agreed to the terms contained in this letter agreement (this “Agreement”). For purposes of this Agreement, we refer to each of the Company and the Singh Parties as a “Party” and, collectively, as the “Parties.”
1.Chair Appointment; Board Actions.
(a)Effective as of the date of this Agreement (the “Effective Date”), the Board shall take all action necessary in accordance with the Company’s Amended and Restated Bylaws, as amended April 8, 2025 (the “Bylaws”), and the General Corporation Law of the State of Delaware (“DGCL”) to (i) accept the resignation of Gene Sheridan as Chairman of the Board of Directors (the “Board”) and (ii) appoint Richard J. Hendrix as Chairman of the Board. For the avoidance of doubt, Mr. Sheridan is solely resigning from his position as Chairman as of the Effective Date, and shall remain a Class I director on the Board following the Effective Date.
(b)As promptly as practicable following the Effective Date, and in any event no later than May 1, 2025, the Company, the Board, and all applicable committees of the Board shall take all necessary actions to (i) accept the irrevocable resignation, previously submitted prior to the Effective Date, by Daniel Kinzer from serving as an employee of the Company, including his roles as Chief Technology Officer and Chief Operating Officer, and member of the Board, which resignation shall become effective immediately upon the appointment of the New Director (as defined below); provided, however, Mr. Kinzer may serve as a consultant to the Company on gallium nitride technology following his resignation, and (ii) appoint a qualified independent director to the Board (the “New Director”) as a Class I director, who shall be identified and recommended by Dr. Singh to the Governance and Sustainability Committee of the Board (the “Governance and Sustainability Committee”) pursuant to this Section 1(b) and who shall replace Mr. Kinzer as a Class I director. The appointment of the New Director shall be subject to the approval of the Governance and Sustainability Committee, which shall approve such appointment unless the committee determines, in good faith, that doing so would be inconsistent with its fiduciary duties, and in accordance with the Bylaws, such committee’s charter and the Company’s applicable corporate governance policies, including customary procedures for new director candidates. The Governance and Sustainability Committee and the Board shall, in accordance with their customary governance processes, determine appropriate Board committee assignments for the New Director, taking into account the composition of the Board, committee assignments and the needs and independence and eligibility requirements of the committees. For the avoidance of doubt, in the event the New Director has not been appointed prior to the date set forth above, the Parties shall not be deemed in breach of this Agreement as long as they have complied with their other obligations set forth in this Section 1(b).
(c)Subject to Section 12 of this Agreement, the Company will include Dr. Singh and the New Director in its proxy statement and on its proxy card as a Board-recommended candidates for election as Class I directors of the Company at the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”), together with the other candidate included in the Company’s slate of nominees recommended by the Board in the Company’s proxy materials for election as directors of the Company at the 2025 Annual Meeting. The Company shall recommend, support and solicit proxies for the election of Dr. Singh and the New Director at the 2025 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominee at the 2025 Annual Meeting.
(d)Dr. Singh will continue to be, and the New Director will be, subject to the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties (as set forth under Delaware law), codes of conduct, trading and disclosure policies (including the Company’s insider trading policy), director resignation policy, stock ownership guidelines and other governance guidelines and policies of the Company as other members of the Board, as adopted or amended from time to time.
(e)If the New Director is unable or unwilling to serve as a director for any reason, resigns as a director or is removed as a director prior to the Sunset Date (as defined below), Dr. Singh shall have the ability to recommend a replacement person (any such person shall be referred to as a “Replacement Director”) for appointment to the Board. Any such candidate shall be subject to review and approval by the Governance and Sustainability

Committee and the Board, which shall approve such appointment unless the committee determines, in good faith, that doing so would be inconsistent with its fiduciary duties, and in accordance with the Bylaws, such committee’s charter and the Company’s applicable corporate governance policies, including customary procedures for new director candidates. Subject to Nasdaq Stock Exchange listing rules and applicable law, upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all actions necessary to appoint such Replacement Director to any applicable committee(s) of the Board of which the applicable New Director was a member immediately prior to such applicable New Director no longer serving as a director. The provisions of this section shall apply to any Replacement Director nominated or appointed to the Board who becomes unable to serve as a director or nominee prior to the Sunset Date. Any Replacement Director shall be considered a New Director for all purposes of this Agreement.
2.Executive Steering Committee. As of the Effective Date, the Board shall take and has taken all action necessary in accordance with the Bylaws and the DGCL to (a) create a duly constituted Executive Steering Committee of the Board (the “Executive Steering Committee”), which shall consist of at least three (3) members; (b) appoint Dr. Singh as Chair of the Executive Steering Committee, who shall serve in such capacity for as long as Dr. Singh remains a member of the Board (provided, that no Singh Party takes any action prohibited by Section 3 of this Agreement at any time (including, for the avoidance of doubt, after the Sunset Date)), and Richard J. Hendrix and David Moxam as members of the Executive Steering Committee, with such appointments to be effective as of the Effective Date; and (c) delegate to the Executive Steering Committee responsibility for certain strategic matters set forth in Exhibit A to this Agreement. The Board, and all applicable committees of the Board, shall take all necessary actions to adopt a charter of the Executive Steering Committee that is consistent with the matters set forth in Exhibit A. The Board and the Company’s Chief Executive Officer will coordinate in good faith with the Executive Steering Committee to ensure that such committee is fully empowered to act in accordance with its charter. Subject to Section 12, for as long as Dr. Singh remains a member of the Board, the Executive Steering Committee shall not be abolished without Dr. Singh’s consent.
3.Certain Restrictions. Until the Sunset Date (except as provided in Section 2(b) of this Agreement), the Singh Parties will not, and will cause their Affiliates, Associates (for purposes of this Agreement, as each is defined in Rule 12b-2 promulgated by the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), not to, and will direct its agents and representatives not to (at the Singh Parties’ direction or on the Singh Parties’ behalf), directly or indirectly, alone or in concert with others, absent prior written consent by the Board: (i) call, or seek to call, a meeting of the Company’s stockholders or action by written consent; (ii) seek (including through any “withhold” or similar campaign) the removal of any member of the Board; (iii) seek the election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1 of this Agreement; (iv) engage in any solicitation of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents; (v) engage in any course of conduct with the purpose of causing stockholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s stockholders for their vote at any meeting of the Company’s stockholders or by written consent; (vi) form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act or otherwise) with respect to the Company or its securities; (vii) purchase or otherwise acquire (other than as compensation for service as a member of the Board), or offer, seek, propose or agree to acquire, ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any additional shares of common stock of the Company or any other securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of common stock of the Company, or any assets or liabilities of the Company; (viii) other than in open market sale transactions where the identity of the purchaser is not known, sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, securities of the Company to any person other than the Company or an Affiliate of a Singh Party; or (ix) make or submit to the Company or any of its Affiliates any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) either publicly or in a manner that would reasonably require public disclosure by the Company or any of the Singh Parties. The “Sunset Date” shall be the date that is thirty (30) days prior to the nomination deadline for the Company’s 2026 annual meeting of stockholders. Notwithstanding anything to the contrary herein, if the Company has breached the terms of this Agreement in any material respect and, after written notice of such breach by the Singh Parties and a thirty (30)-day opportunity to cure such breach, such breach remains uncured, this Section 3 shall be of no further force or effect.
4.Voting. In respect of any vote or consent of the Company’s stockholders from the Effective Date until the Sunset Date, the Singh Parties shall appear or act in person or by proxy and vote all shares of common stock of the Company beneficially owned by them in accordance with the recommendation of the Board with respect to (i)

the election, removal and/or replacement of directors; (ii) the ratification of the appointment of the Company’s independent registered public accounting firm; and (iii) any other proposal submitted to the Company’s stockholders at a meeting of the Company’s stockholders, in each case as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof; provided, however, that in the event Dr. Singh votes against any proposed “Extraordinary Transaction” in his capacity as a director of the Company, the Singh Parties shall be permitted to vote in their sole discretion on any such proposal submitted to the Company’s stockholders. “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, amalgamation, acquisition, sale of all or substantially all assets, business combination, recapitalization, restructuring, reorganization, liquidation, dissolution or other extraordinary transaction involving the Company (including its direct or indirect subsidiaries and joint ventures or any of its respective securities or assets).
5.Press Release; Securities Filings. The Parties agree that (i) the Company will file with the SEC a Current Report on Form 8-K disclosing its entry into this Agreement, with a copy of this Agreement attached as an exhibit (such filing, the “Form 8-K”); (ii) the Company will issue a press release in the form attached to this Agreement as Exhibit B (the “Press Release”) promptly following the Effective Date (and in any event within one (1) business day after the Effective Date); and (iii) Dr. Singh will file with the SEC an amendment to the Schedule 13D filed on February 27, 2025, disclosing entry into this Agreement, with a copy of this Agreement attached as an exhibit (the “Schedule 13D/A”). The Company will provide the Singh Parties and their counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing, and will consider in good faith any changes proposed by the Singh Parties or their counsel. The Singh Parties will provide the Company and its counsel with a reasonable opportunity to review and comment on the Schedule 13D/A prior to filing, and will consider in good faith any changes proposed by the Company or its counsel. Neither the Company nor the Singh Parties shall issue any press release or make any public statement or announcement regarding this Agreement or the matters discussed in this Agreement, or take any action in connection with this Agreement that is not specifically contemplated by this Agreement that would require public disclosure, in each case, prior to the issuance of the Press Release without the prior written consent of the other Party.
6.Mutual Non-Disparagement. Through the Sunset Date and thereafter for so long as Dr. Singh serves as a member of the Board, the Company and the Singh Parties shall refrain from making, and shall cause their Affiliates and representatives not to make, any statement, whether written or oral, that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of the Singh Parties or the Company, respectively, or any of their respective Affiliates and representatives. The foregoing shall not prevent the making of any factual statement in the event that the Company or any of its representatives or the Singh Parties or any of their representatives is required to make that statement by applicable subpoena, legal process or other legal requirement or from privately communicating such statement to the other Party, or any directors or executive officers of the other Party, so long as such communications would not reasonably be expected to require or result in any public disclosure of such communications.
7.Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages would not be an adequate remedy for such a breach. It is accordingly agreed that each Party shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, each of the terms hereof. Each Party agrees to waive any bonding requirement under any applicable law, in the event that any other Party seeks to enforce the terms by way of equitable relief.
8.Applicable Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each of the Company and the Singh Parties irrevocably and unconditionally (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, Delaware, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such matter, the federal, or other state courts located in Delaware, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings to enforce this Agreement or otherwise arising out of or in connection with this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action to enforce this Agreement or otherwise arising out of or in connection with this Agreement in any court other than the aforesaid courts. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by applicable law as sufficient service of process shall be valid and sufficient service thereof.
9.Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

10.Termination. This Agreement will terminate upon the Sunset Date. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 2 and 6 through 16 of this Agreement shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.
11.Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, except that the Company shall reimburse the Singh Parties for their reasonable and documented out of pocket fees and expenses, including legal fees, incurred in connection with the negotiation and entry into this Agreement and the matters related thereto, not to exceed an amount agreed to between the Parties.
12.Fiduciary Duties. Nothing in this Agreement will require the violation of the fiduciary duties of any director of the Company (including Dr. Singh and the New Director) under Delaware law in the director’s capacity as such.
13.Recusal. Dr. Singh understands and agrees that the Board or any of its committees may, in the exercise of its fiduciary duties, require that Dr. Singh be recused from any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating or taking action with respect to the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement.
14.No Third-Party Beneficiaries; No Waiver. This Agreement is solely for the benefit of the Company and the Singh Parties and is not enforceable by any other persons. No Party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other Party, and any assignment in contravention hereof will be null and void. No failure or delay by any Party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.
15.Notice. All notices, approvals and other communications to be given to any Party under this Agreement and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by email, when such email is transmitted to the email address set forth below, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 15:
If to the Company:
Navitas Semiconductor Corporation
3520 Challenger Street
Torrance, CA 90503
Attention: Corporate Secretary
Email: secretary@navitassemi.com

with a copy (which shall not constitute notice) to:
Wachtell, Lipton Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: David C. Karp, Esq.; Ronald C. Chen, Esq.
Email: DCKarp@wlrk.com; RCChen@wlrk.com

If to the Singh Parties:
Dr. Ranbir Singh
[redacted pursuant to 17 CFR § 229.601(a)(6)]
Email: [redacted pursuant to 17 CFR § 229.601(a)(6)]

    with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Andrew M. Freedman, Esq.
Email: AFreedman@olshanlaw.com

16.Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Singh Parties.
[Signature Page Follows]

If the terms of this Agreement are in accordance with your understanding, please sign below and this Agreement will constitute a binding agreement among us.
NAVITAS SEMICONDUCTOR CORPORATION
    By: /s/ Gene Sheridan
Name: Gene Sheridan
Title: President and CEO
Acknowledged and agreed to as of the date
first written above:

RANBIR SINGH

By: /s/ Ranbir Singh

SICPOWER, LLC

By: /s/ Ranbir Singh
Name: Ranbir Singh
Title: Sole Manager
[Signature Page to Agreement]

EXHIBIT A

EXHIBIT B